CONTACT: ERIK G. BIRKERTS
Chief Operating Officer
Orion Energy Systems
(920) 482-1924

Victoria Paris
FD
(312) 553-6715

Orion Energy Systems, Inc. Announces Results for its 2009 Fiscal Fourth Quarter and Year Ended March 31, 2009

MANITOWOC, WI, May 14, 2009 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced financial results for its fourth quarter and 2009 fiscal year ended March 31, 2009.

“As we communicated in April, the difficult operating environment created by the global recession led our fourth quarter and 2009 fiscal year-end financial results to be weaker than anticipated. Our commercial and industrial customer end markets continued to be soft, with declining capital expenditure budgets, lengthening sales cycles, accelerated plant closures and job losses of key contacts at our existing customers,” commented Neal Verfuerth, CEO of Orion Energy Systems. “While our fourth quarter is traditionally strong, this fiscal year we experienced delays with several of our sizable national account opportunities that primarily drove our lower results. However, we believe that these opportunities were not lost as we have already received fifteen purchase orders for over $1.5 million of business from these customers since the end of the quarter and we expect this trend to continue.”

“Despite the extremely challenging economy, the value proposition our products offer our customers has not changed — our products continue to allow companies to realize significant energy cost savings that, in turn, carry through to their bottom lines,” continued Mr. Verfuerth. “Moving into our fiscal 2010, we plan to take advantage of our financial strength to position ourselves well for the ultimate recovery of the economy. The current energy situation in the United States presents an enormous opportunity for Orion, and as a result, we continue to invest our time and efforts into further strengthening existing customer relationships, expanding our partner network and building our sales pipeline so that we are well prepared to strike when the economy begins to improve.”

Fiscal 2009 Fourth Quarter Results

Revenue. Total revenue for the quarter was $15.4 million compared to $22.3 million for the fiscal 2008 fourth quarter, representing a decrease of 31%.

Gross Profit. Gross profit for the quarter was $4.6 million compared to $8.0 million for the fiscal 2008 fourth quarter, representing a decrease of 43%.

Operating Expenses. Total operating expenses for the quarter were $6.4 million compared to $6.5 million for the fiscal 2008 fourth quarter, representing a 2% improvement.

Loss from Operations. Loss from operations for the quarter was $1.8 million, representing a $3.4 million decline from $1.6 million of operating income in the fiscal 2008 fourth quarter.

Net Loss. Net loss for the quarter was $1.1 million compared to net income of $1.5 million for the fiscal 2008 fourth quarter, representing a decline of $2.6 million. Losses per share were $0.05 for the quarter compared to earnings per diluted share of $0.05 for the fiscal 2008 fourth quarter.

Fiscal 2009 Year-End Results

Revenue. Total revenue for fiscal 2009 was $72.6 million compared to $80.7 million for fiscal 2008, representing a decrease of 10%.

Gross Profit. Gross profit for fiscal 2009 was $23.6 million compared to $28.2 million for fiscal 2008, representing a decrease of 16%.

Operating Expenses. Total operating expenses for fiscal 2009 were $23.7 million compared to $20.9 million for fiscal 2008, an increase of 13%.

Loss from Operations. Loss from operations for fiscal 2009 was $56 thousand compared to operating income of $7.4 million for fiscal 2008, a decline of $7.5 million.

Net Income. Net income for fiscal 2009 was $511 thousand compared to $4.4 million for fiscal 2008, representing a decline of $3.9 million. Earnings per diluted share were $0.02 for fiscal 2009 compared to $0.19 for fiscal 2008.

Cash Flow & Liquidity. Cash flow from operations was $3.2 million for fiscal 2009 compared to a cash outflow of $1.4 million in fiscal 2008. Orion maintains strong financial strength and liquidity with $42.7 million in cash and short-term investments as of March 31, 2009, along with modest debt.

Business Highlights

•	Deployed energy management systems in 194 facilities in the fourth quarter of fiscal 2009, representing over 31 million square feet retrofitted, and bringing Orion’s installed base to 4,581 facilities. During fiscal 2009, Orion deployed its systems in over 1,100 facilities, representing over 170 million square feet.

•	Since December 2001, Orion has benefited its customers and the environment as follows:

Cumulative From December 1, 2001 Through March 31, 2009
High intensity fluorescent (HIF) systems sold	1,476,894

Total units sold (including HIF)	1,907,744

Customer kilowatt demand reduction	435,000

Customer kilowatt hours saved	7,500,396,998

Customer electricity costs saved	$ 577,530,568

Indirect carbon dioxide emission reductions from	4,985,326[1]
customers’ energy savings (tons)

Square footage retrofitted	756,954,694

•	Secured ten new Orion Virtual Power Plant™ negawatt supply agreements during the fourth quarter, representing gross income streams of $0.6 million. As of March 31, 2009, Orion had 35.5 million kWh of negawatts under 20 supply agreements, representing approximately $1.5 million of gross income streams.

•	Witnessed continued contribution by Orion’s VAR partner network. Sales to VAR partners for fiscal 2009 exceeded fiscal 2008 sales by 30%.

•	Added 75 new contractor partners during the fourth quarter, bringing the total network of contractor partners who have conducted business on a recurring basis with Orion to over 445 as of March 31, 2009. Sales to contractor partners for fiscal 2009 exceeded fiscal 2008 sales by 49%.

•	Repurchased over 1.7 million shares of outstanding common stock during the fourth quarter as part of the $30 million share repurchase program originally approved by Orion’s Board of Directors on July 17, 2008 and supplemented with additional repurchase authorization on December 15, 2008. Orion has repurchased a total of 6.9 million shares at an average price of $4.21 as of March 31, 2009 and has effectively completed its share repurchase program.

Recent Developments

•	Orion announced on April 30, 2009, the appointment of Mark Williamson to the company’s Board of Directors. Williamson brings executive-level utility and energy industry experience to the position. Williamson joins Thomas Quadracci, James Kackley, Russell Flaum and Roland Stephenson as an independent, outside director on Orion’s seven-member Board.

•	Orion officially opened its 70,000 square foot technology center on April 22, 2009. The state-of-the art energy efficient building located adjacent to its Manitowoc manufacturing plant will serve as the company’s headquarters, operations center, training facility and technology demonstration site.

1 Emissions rate calculated from EGRID database (EGRID2007 Version 1.1 – October 2008).

Fiscal 2010 Outlook

Given the weak and unpredictable macroeconomic environment, and the associated challenges with forecasting results, Orion will suspend annual revenue and earnings per share guidance. The company will continue to provide revenue and earnings per share guidance on a quarter to quarter basis. As such, first quarter fiscal 2010 revenues are anticipated to be between $12.0 million and $13.2 million. Losses per share for the first quarter of fiscal 2010 are estimated to be between $0.10 and $0.08.

Conference Call

Orion will host a conference call on Thursday, May 14, 2009 at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its fourth quarter and fiscal 2009 financial performance. Domestic callers may access the earnings conference call by dialing 877-723-9522 (International callers, dial 719-325-4754). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidiaries and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi) Orion’s ability to effectively manage its anticipated growth; and (xii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our website.

*  *

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
for the Three Months and Fiscal Year ended March 31, 2008 and 2009
(unaudited)

	Three months ended March 31,		Fiscal year ended March 31,
	2008	2009	2008	2009
Revenue	$22,250	$15,393	$80,687	$72,634
Cost of revenue	14,203	10,747	52,462	49,036

Gross profit	8,047	4,646	28,225	23,598
Operating expenses:
General and administrative	3,434	2,505	10,200	10,451
Sales and marketing	2,523	3,097	8,832	11,261
Research and development	498	804	1,832	1,942

Total operating expenses	6,455	6,406	20,864	23,654

Income from operations	1,592	(1,760)	7,361	(56)
Other income (expense):
Interest expense	(118)	(26)	(1,390)	(167)
Dividend and interest income	709	169	1,189	1,661

Total other income (expense)	591	143	(201)	1,494

Income before income tax	2,183	(1,617)	7,160	1,438
Income tax expense	727	(487)	2,750	927

Net income	1,456	(1,130)	4,410	511
Accretion of redeemable preferred stock and preferred stock
dividends	--	--	(225)	--
Participation rights of preferred stock in undistributed earnings	--	--	(775)	--

Net income attributable to common shareholders	$1,456	$(1,130)	$3,410	511

Basic net income per share attributable to common shareholders	$0.05	$(0.05)	$0.22	$0.02
Weighted-average common shares outstanding	26,951,582	22,154,204	15,548,189	25,351,839
Diluted net income per share attributable to common shareholders	$0.05	$(0.05)	$0.19	$0.02
Weighted-average common shares and share equivalents outstanding	30,010,669	22,154,204	23,453,803	27,445,290
Supplemental information:
FAS 123R compensation expense
Cost of revenue	$54	$71	$122	$269
General and administrative	287	129	852	675
Sales and marketing	108	159	375	587
Research and development	13	13	42	45

Total	$462	$372	$1,391	$1,576

Condensed Consolidated Balance Sheets
As of March 31, 2008 and March 31, 2009 (unaudited)

	March 31, 2008	March 31, 2009
Cash and cash equivalents	$78,312	$36,163
Short term investments	2,404	6,490
Accounts Receivable	17,666	11,572
Inventories	16,789	20,232
Current assets	116,896	78,374
Property and equipment, net	11,539	22,999
Total assets	130,702	103,722
Accounts Payable	7,521	7,817
Current liabilities	12,606	10,947
Long term debt	4,473	3,647
Total shareholders’ equity	113,190	88,695

Condensed Consolidated Statements of Cash Flows
For the Fiscal Year ended March 31, 2008 and 2009
(unaudited)

	Fiscal year ended March 31,
	2008	2009
Cash used in operating activities	$(1,362)	$3,237
Cash used in investing activities	(7,437)	(17,873)
Cash provided by (used in) financing activities	86,826	(27,513)

Net increase (decrease) in cash and cash equivalents	$78,027	$(42,149)